Exhibit 99.1

Contact:

Norma I. Salcido
FiberNet Telecom Group, Inc.
212.405.6210
norma.salcido@ftgx.com

Ben Billingsley
CooperKatz & Co. for FiberNet
212.455.8008
bbillingsley@cooperkatz.com

FIBERNET AND CON EDISON MUTUALLY TERMINATE PURCHASE AGREEMENT

NEW YORK – May 4, 2005 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of managed network services, today announced that FiberNet and Consolidated Edison, Inc. (NYSE: ED) have agreed to a joint termination and mutual release of the Stock Purchase Agreement entered into by the parties on December 10, 2004, which contemplated the purchase by FiberNet of all of the issued and outstanding shares of Consolidated Edison Communications Holding Company, Inc., a wholly-owned subsidiary of Con Ed, due to the parties’ inability to resolve certain contractual issues.

Jon A. DeLuca, President and CEO of FiberNet, said “We regret that we were not able to consummate this acquisition. FiberNet will continue to execute its growth strategy, and we look forward to continuing our mutually beneficial commercial relationship with Con Edison Communications.”

About FiberNet Telecom Group, Inc.:

FiberNet Telecom Group, Inc. deploys, owns and operates fiber-optic networks in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband connectivity to other telecommunications service providers and enterprise customers for data, voice and video transmissions. FiberNet’s networks provide an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the Company’s website at www.ftgx.com.

Various remarks that we may make about FiberNet’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in FiberNet’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.